Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE			December 17, 2007
BUTLER NATIONAL CORPORATION ANNOUNCES SECOND QUARTER FINANCIAL RESULTS AND CONFERENCE CALL

OLATHE, KANSAS, December 17, 2007, - Butler National Corporation (OTC Bulletin Board BUKS), a leading manufacturer and provider of support systems for "Classic" commercial and military aircraft, announces its financial results for the second quarter fiscal 2008 for the period ended October 31, 2007.  In conjunction with the release, the Company has scheduled a conference call Tuesday, December 18, 2007 at 9:00 AM Central Standard Time.

What: Butler National Corporation Second Quarter Fiscal 2008 Financial Results Conference Call

When: Tuesday, December 18, 2007 - 9:00 AM Central Standard Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation.  Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corp., will be leading the call and discussing results of the second quarter, the status of new and existing orders, gaming activities and an outlook on the balance of fiscal 2008.

Historical selected financial data related to all operations:
	Quarter Ended October 31			Six Months Ended October 31
	(In thousands except per share data)			(In thousands except per share data)

	2007	2006	2005	2007	2006	2005

Net Sales	$4,234	$4,355	$5,053	$8,941	$7,431	$9,165
Operating Income	335	433	240	745	596	549
Net Income	187	266	107	419	310	313
Total Assets	20,856	18,489	18,979	20,856	18,489	18,979
Long-term Obligations	2,528	1,699	1,885	2,528	1,699	1,885
Shareholders' Equity	11,067	10,139	9,632	11,067	10,139	9,632
New Product Research and Development Cost	801	535	378	1,373	1,034	799
nr = not reported

Management Comments:

"Our sales for the fiscal quarter-ended October 31, 2007, decreased 2.8% to $4.2 million as compared to $4.4 million for the same period in fiscal 2007.  Net income decreased 30% to $187,000 as compared to $266,000 for the same period in fiscal 2007. We continue our efforts to improve the profitability in the delivery of high-value "Classic Aviation" products.

We expensed $801,000, 19% of our sales, on product development. We feel this expenditure for the design and development engineering, testing, and certification of new products may stabilize our long-term revenues and enhance our profits.

As of October 31, 2007, we had a commitment to purchase property in Dodge City, Kansas for approximately $1,700,000. We closed on this property November 15, 2007. Total borrowings for this acquisition are $1,376,000. We capitalized a total of $255,000 for development in support of our Kansas-owned gaming proposal during the six months ending October 31, 2007. In addition, we expensed approximately $418,000 related to the proposed gaming development activities in Kansas. We believe this will position Butler for a gaming management agreement that may be awarded by the state of Kansas during the next calendar year.

Sales from Aircraft Modifications including modified aircraft increased $401,000 (19.1%) from $2.1 million in the second quarter of fiscal year 2007 to $2.5 million in the current three months of fiscal 2008.  Revenues from non-RVSM modification services increased $284,000 in the second quarter of fiscal 2008.   RVSM revenues increased by 18% in the second quarter of fiscal 2008, compared to the second quarter of fiscal 2007. The modifications segment had an operating profit of $166,000 for the three months ended October 31, 2007 compared to operating profit of $95,000 for the three months ended October 31, 2006.

Sales from Avionics decreased 19.6%, from $1.2 million in second quarter of fiscal 2007, to $942,000 in the current three months of fiscal 2008.  We believe this business segment will increase in future years due to the addition of new fuel systems protection devices like the TSD, GFI, and other classic aviation defense products. During the second quarter of 2008 we focused our efforts on the build up of product for several customers.

Services revenue decreased from $661,000 for the three months ended October 31, 2006 to $377,000 for the three months ended October 31, 2007, a decrease of 43%. Revenue fluctuates due to the introduction of new products and services and the related installations of these products. Our contract with one of our largest customers has been renewed through fiscal 2008.

Revenues from Management Services related to gaming increased 12.3% for the quarter compared to the same period last year.  This increase reflects that the Stables was able to successfully recover from the devastating flooding in Oklahoma, Kansas, and Missouri that caused the Stables to be shut down for seven days during the previous quarter.

As of December 1, 2007, our backlog is in excess of $11.0 million. This backlog reflects our product development efforts and the related potential results. Our challenge is to ship the backlog and further take advantage of these new products. However, because of our major investment in product development required to continue these new products, we may not always maintain smooth and continuous quarterly profits.

We continue into fiscal 2008 with the possibility of exciting projects," commented Clark D. Stewart, President of the Company.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Hawker/Beechcraft business aircraft.  Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements and Risk Factors, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K and Section 1A of Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT:
Craig D. Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS  66062

Public Relations Phone: 214-663-5833
Phone Office: 913-780-9595
Phone Fax: 913-780-5088

Jim Drewitz, Public Relations
jim@jdcreativeoptions.com

Direct Investor Relations
Phone office 830-669-2466

For more information, please visit the Company web site:  www.butlernational.com
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